EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 to the Registration Statement of Soligenix, Inc. on Form S-3 (No. 333-214038) to be filed on or about April 26, 2017 of our report dated March 27, 2017 on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 26, 2017